Exhibit 5.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 18, 2024

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Ladies and Gentlemen:

We have acted as special counsel to Huntington Bancshares Incorporated, a Maryland corporation (the “Company”), in connection with the offering and sale by the Company of $1,150,000,000 aggregate principal amount of its 5.272% Fixed-to-Floating Rate Senior Notes due 2031 (the “Senior Notes”) and $600,000,000 aggregate principal amount of its 6.141% Fixed-to-Fixed Rate Subordinated Notes due 2039 (the “Subordinated Notes,” and together with the Senior Notes, the “Notes”) in an underwritten registered public offering, pursuant to the underwriting agreement (the “Underwriting Agreement”), dated November 12, 2024, by and among the Company and, on behalf of themselves and the several underwriters named therein, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Huntington Securities, Inc., RBC Capital Markets, LLC and UBS Securities LLC. The Senior Notes are to be issued under a Senior Debt Securities Indenture (the “Base Senior Indenture”), dated as of December 29, 2005, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York Mellon and JPMorgan Chase Bank, N.A.) (the “Trustee”), as amended and supplemented by a Fifth Supplemental Indenture, dated as of August 21, 2023, between the Company and the Trustee (the “Fifth Supplemental Indenture”) and an Eighth Supplemental Indenture, dated as of November 18, 2024, between the Company and the Trustee (the “Eighth Supplemental Indenture,” and together with the Fifth Supplemental Indenture and the Base Senior Indenture, the “Senior Indenture”). The Subordinated Notes are to be issued under a Subordinated Debt Securities Indenture (the “Base Subordinated Indenture”), dated as of December 29, 2005, between the Company and the Trustee, as supplemented by a Third Supplemental Indenture, dated as of November 18, 2024 (the “Third Supplemental Indenture,” and together with the Base Subordinated Indenture, the “Subordinated Indenture”).

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including the Base Senior Indenture, the Base Subordinated Indenture, forms of the Notes, the Fifth Supplemental Indenture, the Eighth Supplemental Indenture and the Third Supplemental Indenture, which we refer to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

We are members of the Bar of the State of New York, and this opinion is limited to the federal securities laws of the United States of America and the laws of the State of New York, in each case as in effect on the date hereof. We have not considered, and we express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes, when authenticated and issued in accordance with the terms of the applicable Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or their governing documents or in any other agreement.

We consent to the filing of a copy of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement on Form S-3ASR (File No. 333-263546) (the “Registration Statement”). In addition, we consent to references to us in the prospectus forming a part of the Registration Statement under the heading “Validity of the Notes.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

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Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz